Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 211 to Registration Statement No. 002-41839 on Form N-1A of our report dated December 17, 2012, relating to the financial statements and financial highlights of Fidelity Series Global ex U.S. Index Fund, and of our reports dated December 20, 2012, relating to the financial statements and financial highlights of Spartan Emerging Markets Index Fund and Spartan Global ex U.S. Index Fund, each a fund of Fidelity Salem Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Salem Street Trust for the year ended October 31, 2012, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

December 21, 2012